Exhibit 99.1

News Release	One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.amgen.com

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2022 FINANCIAL RESULTS
AMGEN ALSO PROVIDES 2023 GUIDANCE EXCLUDING ANY CONTRIBUTION FROM THE ANNOUNCED ACQUISITION OF HORIZON THERAPEUTICS

THOUSAND OAKS, Calif. (January 31, 2023) - Amgen (NASDAQ:AMGN) today announced financial results for the fourth quarter and full year 2022 versus comparable periods in 2021.
"We executed effectively in 2022, delivering strong volume growth, advancing numerous first-in-class medicines in our pipeline, and staying on track to achieve our long-term growth objectives," said Robert A. Bradway, chairman and chief executive officer. "The announced acquisition of Horizon Therapeutics, which we expect to complete in the first half of this year, represents a compelling opportunity to serve more patients and strengthen our growth profile."

Key results include:
•For the fourth quarter, total revenues were $6.8 billion, largely unchanged from Q4 2021. Q4 revenues benefited from a 4% increase in product sales, offset by lower Other Revenue from our COVID-19 manufacturing collaboration. Product sales growth was driven by 10% volume growth, partially offset by 3% lower net selling price and 2% negative impact from foreign exchange. Excluding the 2% negative impact of foreign exchange on product sales, total revenues increased 2%.
◦Volume growth of 10% included double-digit volume growth for a number of products including LUMAKRAS®/LUMYKRAS™ (sotorasib), Nplate® (romiplostim), EVENITY® (romosozumab-aqqg), Repatha® (evolocumab), Parsabiv® (etelcalcetide), AMGEVITA™ (adalimumab), KYPROLIS® (carfilzomib), and Prolia® (denosumab).
•For the full year, total revenues increased 1% to $26.3 billion, resulting from a 2% increase in product sales driven by a 9% increase in volume, partially offset by 5% lower net selling price and 2% negative impact from foreign exchange. Excluding the 2% negative impact of foreign exchange on product sales, total revenues increased 3% for the full year.
•GAAP earnings per share (EPS) decreased 11% from $3.36 to $3.00 in the fourth quarter driven by increased other expense, partially offset by lower weighted-average shares outstanding in Q4 2022. For the full year, GAAP EPS increased 18% from $10.28 to $12.11, primarily driven by the write-off of $1.5 billion in Acquired In-Process Research & Development (Acquired IPR&D) associated with our acquisition of Five Prime Therapeutics in 2021.
◦For the fourth quarter, GAAP operating income decreased from $2.3 billion to $2.2 billion, and GAAP operating margin decreased 2.7 percentage points to 34.0%. For the full year, GAAP

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2022 FINANCIAL RESULTS

operating income increased from $7.6 billion to $9.6 billion, and GAAP operating margin increased 7.2 percentage points to 38.6%.
•Non-GAAP EPS decreased 7% from $4.40 to $4.09 in the fourth quarter, driven by increased other expense, partially offset by lower weighted-average shares outstanding in Q4 2022. For the full year, non-GAAP EPS increased 27% from $13.92 to $17.69 driven by the write-off of $1.5 billion in Acquired IPR&D associated with our acquisition of Five Prime Therapeutics in 2021 and lower weighted-average shares outstanding in 2022.
◦For the fourth quarter, non-GAAP operating income remained unchanged at $3.0 billion, and non-GAAP operating margin decreased 1.9 percentage points to 45.9%. For the full year, non-GAAP operating income increased from $10.5 billion to $12.8 billion, and non-GAAP operating margin increased 8.2 percentage points to 51.5%.
•The Company generated $8.8 billion of free cash flow for the full year versus $8.4 billion in 2021.

Non-GAAP EPS has been recast due to an update to our non-GAAP policy effective January 1, 2022, resulting in a $0.04 increase for the fourth quarter of 2021 and a $3.18 decrease for the full year 2021 of previously-reported non-GAAP EPS. Refer to Non-GAAP Financial Measures below for further discussion.

$Millions, except EPS, dividends paid per share and percentages	Q4 ’22	Q4 ’21	YOY Δ	FY ’22	FY ’21	YOY Δ
Total Revenues	$6,839	$6,846	—%	$26,323	$25,979	1%
GAAP Operating Income	$2,230	$2,304	(3%)	$9,566	$7,639	25%
GAAP Net Income	$1,616	$1,899	(15%)	$6,552	$5,893	11%
GAAP EPS	$3.00	$3.36	(11%)	$12.11	$10.28	18%
Non-GAAP Operating Income	$3,009	$2,997	—%	$12,761	$10,519	21%
Non-GAAP Net Income	$2,202	$2,487	(11%)	$9,570	$7,978	20%
Non-GAAP EPS	$4.09	$4.40	(7%)	$17.69	$13.92	27%
Dividends Paid Per Share	$1.94	$1.76	10%	$7.76	$7.04	10%
References in this release to “non-GAAP” measures, measures presented “on a non-GAAP basis,” “free cash flow” (computed by subtracting capital expenditures from operating cash flow), “total revenues and product sales adjusted for foreign currency exchange rate impact” (computed by converting our current period local currency product sales using the prior period foreign currency exchange rates and comparing that to our current period product sales), “EBITDA, or earnings before interest, taxes, depreciation and amortization” (computed by adding interest expense, provision for income taxes, and depreciation and amortization expense to GAAP net income) and “debt leverage ratio” (calculated as the ratio of GAAP total debt to EBITDA) refer to non-GAAP financial measures. Beginning January 1, 2022, the Company’s non-GAAP financial measures no longer exclude adjustments for upfront license fees, development milestones and IPR&D expenses of pre-approval programs related to licensing, collaboration and asset acquisition transactions. For purposes of comparability, the non-GAAP financial results for the fourth quarter and full year of 2021 have been updated to reflect this change. Adjustments to the most directly comparable GAAP financial measures and other items are presented on the attached reconciliations. Refer to Non-GAAP Financial Measures below for further discussion.

Product Sales Performance

Total product sales increased 4% for the fourth quarter of 2022 versus the fourth quarter of 2021. Unit volumes grew 10%, partially offset by 3% lower net selling price and 2% negative impact from foreign exchange. Product sales for the full year increased 2% versus 2021, driven by 9% volume growth, partially offset by 5% lower net selling price and 2% negative impact from foreign exchange.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2022 FINANCIAL RESULTS

General Medicine

•Prolia® sales increased 14% year-over-year to a record $992 million for the fourth quarter and 12% for the full year, primarily driven by volume growth. Volumes grew 11% for the quarter and 10% for the full year.

•EVENITY® sales increased 57% year-over-year to a record $225 million for the fourth quarter and 48% for the full year, driven by strong volume growth across our markets. Volumes grew 62% for the quarter and 52% for the full year.

•Repatha® sales increased 22% year-over-year to a record $333 million for the fourth quarter and 16% for the full year. Volume growth of 31% for the quarter and 47% for the full year was partially offset by lower net selling price. In the U.S., sales grew 9% for the full year, driven by 36% volume growth, partially offset by lower net selling price resulting from higher rebates to support and improve access for patients. Outside the U.S., sales grew 23% for the full year, driven by 58% volume growth, partially offset by lower net selling price. This volume growth and lower net selling price were both impacted by the inclusion of Repatha on China's National Reimbursement Drug List as of January 1, 2022. Repatha remains the global proprotein convertase subtilisin/kexin type 9 (PCSK9) segment leader, with over 1.5 million patients treated since launch.

•Aimovig® (erenumab-aooe) sales increased 27% year-over-year to a record $114 million for the fourth quarter and 31% for the full year, driven by higher net selling price, partially offset by lower volume. Going forward, we expect net selling price to decline to maintain broad formulary access for patients due to competitive dynamics.

•EPOGEN® (epoetin alfa) sales decreased 11% year-over-year for the fourth quarter, primarily driven by lower net selling price. For the full year, sales decreased 3%, driven by lower net selling price and lower inventory levels, partially offset by a 4% increase in volume. Going forward, we expect further declines in net selling price and volume erosion as we transition through the expiration of our contract with DaVita.

•Aranesp® (darbepoetin alfa) sales decreased 4% year-over-year for the fourth quarter, driven by unfavorable foreign exchange and lower net selling price, partially offset by increased volume. Sales decreased 4% for the full year, driven by lower net selling price and unfavorable foreign exchange impact, partially offset by favorable changes to estimated sales deductions and increased volume.

•Parsabiv® sales increased 35% year-over-year for the fourth quarter and 36% for the full year, primarily driven by volume growth resulting from 2022 purchases from a large dialysis organization following decreased usage in 2021.

•Sensipar®/Mimpara™ (cinacalcet) sales decreased 61% year-over-year for the fourth quarter, primarily driven by unfavorable changes in estimated sales deductions and unfavorable foreign exchange impact. Full year sales decreased 24%, primarily driven by volume declines in response to generic competition.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2022 FINANCIAL RESULTS

Inflammation

•TEZSPIRE® (tezepelumab-ekko) generated $79 million of sales in the fourth quarter and $170 million in its first year of launch, driven by strong adoption in the U.S. by both allergists and pulmonologists across patients with all types of severe asthma. Healthcare providers acknowledge TEZSPIRE’s unique, differentiated profile and its broad potential to treat the 2.5 million patients worldwide with severe asthma who are uncontrolled, without any phenotypic or biomarker limitation.

•TAVNEOS® (avacopan) was acquired on October 20, 2022 and generated $21 million of sales in the fourth quarter. TAVNEOS is a recently launched, first-in-class treatment for severe active ANCA-associated vasculitis (AAV), an autoimmune disease that leads to inflammation and eventual destruction of small blood vessels.

•Otezla® (apremilast) sales decreased 2% year-over-year for the fourth quarter, driven by lower net selling price and unfavorable changes to estimated sales deductions, partially offset by 7% volume growth. Full year sales increased 2%, primarily driven by 7% volume growth, partially offset by lower net selling price largely because of enhancements to our co-pay and patient assistance programs to support new patients starting treatment as well as additional rebates to improve the quality of coverage.

•Enbrel® (etanercept) sales decreased 1% year-over-year for the fourth quarter, driven by declines in volume and net selling price, partially offset by higher year-end inventory levels. Full year sales decreased 8%, driven by a 5% unfavorable impact of changes to estimated sales deductions related to prior periods, 3% decline in volume and lower net selling price. Going forward, we expect further declines in net selling price year-over-year, driven by increased competition.

We expect Otezla and Enbrel to follow the historical pattern of lower sales in the first quarter relative to subsequent quarters due to the impact of benefit plan changes, insurance reverification and increased co-pay expenses as U.S. patients work through deductibles.

•AMGEVITA™ sales increased 3% year-over-year to a record $119 million for the fourth quarter and 5% for the full year, driven by 25% volume growth for both periods, partially offset by unfavorable foreign exchange impact and lower net selling price resulting from increased competition. AMGEVITA continued to be the most prescribed adalimumab biosimilar in Europe.

Hematology-Oncology

•LUMAKRAS®/LUMYKRAS™ generated $71 million of sales for the fourth quarter and $285 million for the full year. Quarter-over-quarter sales declined 5%, driven by lower net selling price and unfavorable changes to estimated sales deductions, partially offset by 12% volume growth. Outside the U.S., LUMYKRAS has been approved in over 45 countries around the world. We are actively launching in 30 markets and pursuing reimbursement in the remaining countries.

•KYPROLIS® sales increased 14% year-over-year to a record $325 million for the fourth quarter and 13% for the full year, driven by 13% and 14% volume growth, respectively.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2022 FINANCIAL RESULTS

•XGEVA® (denosumab) sales decreased 11% year-over-year for the fourth quarter, primarily driven by 4% decline in volume and unfavorable changes to estimated sales deductions, partially offset by higher net selling price. Full year sales were relatively unchanged year-over-year as higher net selling price was offset by a 2% decline in volume and unfavorable foreign exchange impact. Going forward, we expect volume will continue to be impacted by competitive dynamics.

•Vectibix® (panitumumab) sales decreased 2% year-over-year for the fourth quarter, driven by unfavorable foreign exchange impact, partially offset by higher net selling price. Full year sales increased 2% year-over-year, driven by higher net selling price and volume growth, partially offset by unfavorable foreign exchange impact.

•Nplate® sales increased 66% year-over-year to a record $469 million for the fourth quarter and 27% for the full year, driven by volume growth. Nplate sales in the fourth quarter included $207 million related to a one-time order from the U.S. government.

•BLINCYTO® (blinatumomab) sales increased 24% year-over-year to a record $164 million for the fourth quarter, primarily driven by favorable changes to estimated sales deductions and higher net selling price. Sales increased 24% for the full year, driven by volume growth and higher net selling price.

•MVASI® (bevacizumab-awwb) sales decreased 33% year-over-year for the fourth quarter, primarily driven by lower net selling price. Sales decreased 23% for the full year, driven by lower net selling price, partially offset by volume growth. The most recently published Average Selling Price (ASP) for MVASI in the U.S. declined 38% year-over-year and 12% quarter-over-quarter. Looking forward, we expect continued net selling price erosion and declining volume driven by increased competition.

•KANJINTI® (trastuzumab-anns) sales decreased 55% year-over-year for the fourth quarter, driven by lower net selling price and unfavorable changes to estimated sales deductions. Sales decreased 45% for the full year, driven by lower net selling price and decline in volume. The most recently published ASP for KANJINTI in the U.S. declined 51% year-over-year and 22% quarter-over-quarter. Going forward, we expect continued net selling price deterioration and volume declines driven by increased competition.

•Neulasta® (pegfilgrastim) sales decreased 37% year-over-year for the fourth quarter and 35% for the full year, driven by declines in both net selling price and volume. The most recent published Average Selling Price for Neulasta in the U.S. declined 29% year-over-year and 16% quarter-over-quarter. Going forward, we expect increased competition to result in further declines in net selling price and volume.

•NEUPOGEN® (filgrastim) sales increased 10% year-over-year for the fourth quarter, primarily driven by favorable changes in estimated sales deductions, partially offset by volume declines. Full year sales decreased 14% year-over-year, driven by volume declines.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2022 FINANCIAL RESULTS

Product Sales Detail by Product and Geographic Region

$Millions, except percentages	Q4 ’22			Q4 ’21	YOY Δ
	US	ROW	TOTAL	TOTAL	TOTAL
Prolia®	682	310	992	873	14%
EVENITY®	157	68	225	143	57%
Repatha®	147	186	333	273	22%
Aimovig®	109	5	114	90	27%
EPOGEN®	114	—	114	128	(11%)
Aranesp®	124	224	348	362	(4%)
Parsabiv®	64	29	93	69	35%
Sensipar®/Mimpara™	(3)	10	7	18	(61%)
TEZSPIRE®	79	—	79	—	NM
TAVNEOS®	16	5	21	—	NM
Otezla®	520	96	616	630	(2%)
Enbrel®	1,079	19	1,098	1,108	(1%)
AMGEVITA™	—	119	119	115	3%
LUMAKRAS®/LUMYKRAS™	62	9	71	45	58%
KYPROLIS®	224	101	325	284	14%
XGEVA®	358	126	484	545	(11%)
Vectibix®	109	129	238	243	(2%)
Nplate®	374	95	469	282	66%
BLINCYTO®	96	68	164	132	24%
MVASI®	134	71	205	304	(33%)
KANJINTI®	50	13	63	139	(55%)
Neulasta®	187	34	221	351	(37%)
NEUPOGEN®	22	12	34	31	10%
Other products*	90	29	119	106	12%
Total product sales	$4,794	$1,758	$6,552	$6,271	4%

* Other products include Corlanor®, AVSOLA®, IMLYGIC® and RIABNI®, as well as sales by GENSENTA and Bergamo subsidiaries.
NM = not meaningful

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2022 FINANCIAL RESULTS

$Millions, except percentages	FY ’22			FY ’21	YOY Δ
	US	ROW	TOTAL	TOTAL	TOTAL
Prolia®	2,465	1,163	3,628	$3,248	12%
EVENITY®	533	254	787	530	48%
Repatha®	608	688	1,296	1,117	16%
Aimovig®	398	16	414	317	31%
EPOGEN®	506	—	506	521	(3%)
Aranesp®	521	900	1,421	1,480	(4%)
Parsabiv®	253	129	382	280	36%
Sensipar®/Mimpara™	10	54	64	84	(24%)
TEZSPIRE®	170	—	170	—	NM
TAVNEOS®	16	5	21	—	NM
Otezla®	1,886	402	2,288	2,249	2%
Enbrel®	4,044	73	4,117	4,465	(8%)
AMGEVITA™	—	460	460	439	5%
LUMAKRAS®/LUMYKRAS™	222	63	285	90	*
KYPROLIS®	850	397	1,247	1,108	13%
XGEVA®	1,480	534	2,014	2,018	—%
Vectibix®	396	497	893	873	2%
Nplate®	848	459	1,307	1,027	27%
BLINCYTO®	336	247	583	472	24%
MVASI®	602	299	901	1,166	(23%)
KANJINTI®	257	59	316	572	(45%)
Neulasta®	959	167	1,126	1,734	(35%)
NEUPOGEN®	87	57	144	168	(14%)
Other products**	296	135	431	339	27%
Total product sales	$17,743	$7,058	$24,801	$24,297	2%

* Change in excess of 100%
** Other products include Corlanor®, AVSOLA®, IMLYGIC® and RIABNI®, as well as sales by GENSENTA and Bergamo subsidiaries.
NM = not meaningful

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2022 FINANCIAL RESULTS

Operating Expense, Operating Margin and Tax Rate Analysis
On a GAAP basis:
•Total Operating Expenses increased 1% year-over-year for the fourth quarter. For the full year, Total Operating Expenses decreased 9%. Cost of Sales margin decreased 0.7 percentage points in the fourth quarter and decreased 0.8 percentage points for the full year, primarily driven by lower COVID-19 antibody shipments and lower manufacturing cost, partially offset by acquisition-related charges and changes in our product mix. Research & Development (R&D) expenses decreased 2% in the fourth quarter and decreased 8% for the full year, primarily due to higher business development activity in 2021 and lower marketed product support, partially offset by higher late stage program support and research and early pipeline spend. Selling, General & Administrative (SG&A) expenses increased 10% in the fourth quarter and increased 1% for the full year primarily driven by expenses related to the ChemoCentryx acquisition.
•Operating Margin as a percentage of product sales decreased 2.7 percentage points to 34.0% in the fourth quarter and increased 7.2 percentage points for the full year to 38.6%.
•Tax Rate decreased 3.3 percentage points in the fourth quarter and decreased 1.3 percentage points for the full year. The fourth quarter tax rate decrease was primarily due to the Five Prime Therapeutics non-deductible Acquired IPR&D expense in the prior year and net favorable items, partially offset by a nondeductible loss from a nonstrategic divestiture. The full year tax rate decrease was primarily due to the Five Prime Therapeutics non-deductible Acquired IPR&D expense in the prior year, partially offset by a nondeductible loss from a nonstrategic divestiture and net unfavorable items.
On a non-GAAP basis:
•Total Operating Expenses were unchanged for the fourth quarter and decreased 12% for the full year. Cost of Sales margin decreased 1.2 percentage points in the fourth quarter and decreased 0.5 percentage points for the full year, driven by lower COVID-19 antibody shipments and lower manufacturing cost, partially offset by changes in our product mix. R&D expenses decreased 2% in the fourth quarter and decreased 8% for the full year, primarily due to higher business development activity in 2021 and lower marketed product support, partially offset by higher late-stage program support and research and early pipeline spend. SG&A expenses increased 2% in the fourth quarter driven by higher marketed product support. For the full year, SG&A expenses were unchanged.
•Operating Margin as a percentage of product sales decreased 1.9 percentage points in the fourth quarter to 45.9%, and increased 8.2 percentage points to 51.5% for the full year.
•Tax Rate increased 2.8 percentage points in the fourth quarter and decreased 0.7 percentage points for the full year. The fourth quarter tax rate increase was primarily due to earnings mix and net favorable items in the prior year as compared to the current quarter. The full year tax rate decrease is primarily due to the Five Prime Therapeutics non-deductible Acquired IPR&D expense in the prior year, partially offset by net unfavorable items in the current year as compared to the prior year.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2022 FINANCIAL RESULTS

$Millions, except percentages	GAAP			Non-GAAP
	Q4 ’22	Q4 ’21	YOY Δ	Q4 ’22	Q4 ’21	YOY Δ
Cost of Sales	$1,747	$1,718	2%	$1,071	$1,096	(2%)
% of product sales	26.7%	27.4%	(0.7) pts.	16.3%	17.5%	(1.2) pts.
Research & Development	$1,324	$1,348	(2%)	$1,291	$1,319	(2%)
% of product sales	20.2%	21.5%	(1.3) pts.	19.7%	21.0%	(1.3) pts.
Selling, General & Administrative	$1,572	$1,425	10%	$1,468	$1,434	2%
% of product sales	24.0%	22.7%	1.3 pts.	22.4%	22.9%	(0.5) pts.
Other	$(34)	$51	*	$—	$—	NM
Total Operating Expenses	$4,609	$4,542	1%	$3,830	$3,849	—%

Operating Margin
operating income as % of product sales	34.0%	36.7%	(2.7) pts.	45.9%	47.8%	(1.9) pts.

Tax Rate	7.6%	10.9%	(3.3) pts.	13.4%	10.6%	2.8 pts.

pts: percentage points
* change in excess of 100%
NM = not meaningful

$Millions, except percentages	GAAP			Non-GAAP
	FY '22	FY '21	YOY Δ	FY '22	FY '21	YOY Δ
Cost of Sales	$6,406	$6,454	(1%)	$3,951	$3,994	(1%)
% of product sales	25.8%	26.6%	(0.8) pts.	15.9%	16.4%	(0.5) pts.
Research & Development	$4,434	$4,819	(8%)	$4,341	$4,696	(8%)
% of product sales	17.9%	19.8%	(1.9) pts.	17.5%	19.3%	(1.8) pts.
Acquired IPR&D	$—	$1,505	NM	$—	$1,505	NM
% of product sales	—%	6.2%	NM	—%	6.2%	NM
Selling, General & Administrative	$5,414	$5,368	1%	$5,270	$5,265	—%
% of product sales	21.8%	22.1%	(0.3) pts.	21.2%	21.7%	(0.5) pts.
Other	$503	$194	*	$—	$—	NM
Total Operating Expenses	$16,757	$18,340	(9%)	$13,562	$15,460	(12%)

Operating Margin
operating income as % of product sales	38.6%	31.4%	7.2 pts.	51.5%	43.3%	8.2 pts.

Tax Rate	10.8%	12.1%	(1.3) pts.	13.8%	14.5%	(0.7) pts.

pts: percentage points
* change in excess of 100%
NM = not meaningful

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2022 FINANCIAL RESULTS

Cash Flow and Balance Sheet
•The Company generated $2.3 billion of free cash flow in the fourth quarter of 2022 versus $2.5 billion in the fourth quarter of 2021. The Company generated $8.8 billion of free cash flow for the full year 2022 versus $8.4 billion in 2021.
•The Company’s fourth quarter 2022 dividend of $1.94 per share was declared on October 28, 2022, and was paid on December 8, 2022, to all stockholders of record as of November 17, 2022, representing a 10% increase from 2021.
•During the fourth quarter, there were no repurchases of common stock. 26.1 million shares of common stock were repurchased in 2022.
•Cash and investments totaled $9.3 billion and debt outstanding totaled $38.9 billion as of December 31, 2022. Debt leverage was approximately 3.2 times EBITDA as of December 31, 2022.

$Billions, except shares	Q4 ’22	Q4 ’21	YOY Δ	FY '22	FY '21	YOY Δ
Operating Cash Flow	$2.6	$2.8	$(0.2)	$9.7	$9.3	$0.5
Capital Expenditures	$0.3	$0.3	$0.1	$0.9	$0.9	$0.1
Free Cash Flow	$2.3	$2.5	$(0.2)	$8.8	$8.4	$0.4
Dividends Paid	$1.0	$1.0	$0.1	$4.2	$4.0	$0.2
Share Repurchases	$—	$1.5	$(1.5)	$6.3	$5.0	$1.3
Average Diluted Shares (millions)	539	565	(26)	541	573	(32)

Note: Numbers may not add due to rounding

$Billions	12/31/22	12/31/21	YTD Δ
Cash and Investments	$9.3	$8.0	$1.3
Debt Outstanding	$38.9	$33.3	$5.6

Note: Numbers may not add due to rounding

2023 Guidance (Excludes any contribution from the announced acquisition of Horizon Therapeutics)
For the full year 2023, excluding any contribution from the announced acquisition of Horizon Therapeutics, the Company expects:
•Total revenues in the range of $26.0 billion to $27.2 billion.
•On a GAAP basis, EPS in the range of $13.16 to $14.41, and a tax rate in the range of 17.0% to 18.5%.
•On a non-GAAP basis, EPS in the range of $17.40 to $18.60, and a tax rate in the range of 18.0% to 19.0%.
•Capital expenditures to be approximately $925 million.
•Share repurchases not to exceed $500 million.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2022 FINANCIAL RESULTS

Fourth Quarter Product and Pipeline Update
The Company provided the following updates on selected product and pipeline programs:

General Medicine

Repatha
•In November, results were presented from the Repatha FOURIER and FOURIER-open label extension studies demonstrating a direct relationship between lower achieved low-density lipoprotein cholesterol (LDL-C) levels, down to very low LDL-C levels <20 mg/dL, with a lower risk of cardiovascular outcomes in the long term. There was no increase in adverse safety events during the extended follow-up period of up to 8.6 years.
•The 2022 American College of Cardiology Expert Consensus Decision Pathway on the Role of Non-statin Therapies for LDL-Cholesterol Lowering indicated that “there appears to be no LDL-C level below which benefit ceases” for atherosclerotic cardiovascular disease patients at very high risk. Additionally, LDL-C recommendations were updated to reflect a reduction in target LDL-C levels in highest risk patients from 70 mg/dl to 55 mg/dl; a level that is not attainable for a large number of patients without PCSK9 inhibitor therapy.

Olpasiran (AMG 890)
•In November, results were presented from a Phase 2 study of olpasiran, a small interfering RNA molecule that reduces Lipoprotein(a) (Lp(a)) synthesis in the liver, demonstrating that patients with very high Lp(a) levels who received olpasiran dosed at 75 mg or above every 12 weeks had a 95% or greater reduction in Lp(a) compared to placebo at week 36. Overall, the rates of adverse events were similar in the olpasiran and placebo arms. The most common treatment-related adverse events were injection site reactions, primarily pain. These data were presented at the American Heart Association Scientific Sessions and simultaneously published in The New England Journal of Medicine.
•The Company has begun enrolling the double-blind, randomized, placebo-controlled, multicenter Phase 3 cardiovascular outcomes study that assesses the impact of olpasiran treatment on major cardiovascular events in participants with atherosclerotic cardiovascular disease and elevated Lp(a).

AMG 133
•In December, results were presented from a Phase 1 study of AMG 133 a multispecific that inhibits the gastric inhibitory polypeptide receptor (GIPR) and activates the glucagon-like peptide 1 (GLP-1) receptor, demonstrating that following three monthly doses of AMG 133, participants experienced a mean percentage reduction in body weight of 14.5% at the highest dose (420 mg Q4W) by day 85. Weight loss was durable at the higher doses tested, with reductions observed for up to 150 days after the final (third) AMG 133 administration. Most treatment-emergent adverse events were mild and transient, with the majority being GI-related and resolving within 48 hours.
•The Company has begun enrolling patients in a randomized, placebo-controlled, double-blind, dose-ranging Phase 2 study to evaluate the efficacy, safety, and tolerability of AMG 133 in overweight or obese adult patients, with or without type 2 diabetes mellitus.

AMG 786
•A small molecule, continues to enroll patients in a Phase 1 study. This molecule has a different target than AMG 133 and other incretin based therapies.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2022 FINANCIAL RESULTS

Inflammation

TEZSPIRE
•In January 2023, TEZSPIRE received a positive opinion from the European Medicine Agency’s Committee for Medicinal Products for Human Use (CHMP) for a variation adding a new prefilled, single-use pen presentation for self-administration by patients aged 12 years and older with severe asthma. The CHMP opinion can be implemented without the need for a European Commission decision, due to the nature of the Type-II label variation.
•In severe asthma, the PASSAGE Phase 4 real-world effectiveness study, the WAYFINDER Phase 3b study and the SUNRISE Phase 3 study continue to enroll patients.
•A Phase 3 study of TEZSPIRE in chronic rhinosinusitis with nasal polyps continues to enroll patients.
•A Phase 3 study of TEZSPIRE in patients with eosinophilic esophagitis has started.
•A Phase 2b study of TEZSPIRE in chronic spontaneous urticaria is fully enrolled. Data readout is anticipated in H1 2023.
•A Phase 2 study of TEZSPIRE in chronic obstructive pulmonary disease is fully enrolled.

Rocatinlimab (AMG 451 / KHK4083)
•The ROCKET Phase 3 program evaluating rocatinlimab, a first-in-class anti-OX40 monoclonal antibody, is enrolling adult and adolescent patients with moderate to severe atopic dermatitis.
•In December, the results from the rocatinlimab Phase 2b multicenter, double-blind, placebo-controlled study of adults with moderate to severe atopic dermatitis were published in The Lancet.

Rozibafusp alfa (AMG 570)
•A Phase 2b study of rozibafusp alfa, an antibody-peptide conjugate that simultaneously blocks inducible T-cell costimulatory ligand (ICOSL) and B-cell activating factor (BAFF) activity, in systemic lupus erythematosus (SLE), continues to enroll patients.

Efavaleukin alfa (AMG 592)
•A Phase 2b study of efavaleukin alfa, an interleukin-2 (IL-2) mutein Fc fusion protein, in SLE continues to enroll patients.
•A Phase 2b study of efavaleukin alfa in ulcerative colitis, continues to enroll patients.

Ordesekimab (AMG 714 / PRV-015)
•A Phase 2b study of AMG 714, a monoclonal antibody that binds interleukin-15, in nonresponsive celiac disease, continues to enroll patients.

Oncology

BLINCYTO
•In December, results were presented from the registration-enabling E1910 study conducted by the National Cancer Institute, the Eastern Cooperative Oncology Group and the American College of Radiology Imaging Network (ECOG-ACRIN) Cancer Research Group that demonstrated superior overall survival with BLINCYTO treatment added to consolidation chemotherapy over standard-of-care consolidation chemotherapy in newly diagnosed adult patients with Philadelphia chromosome-negative B-cell acute lymphoblastic leukemia who were measurable residual disease (MRD)-negative following induction and intensification chemotherapy.
•In December, results were presented from a Phase 1b dose-escalation study of subcutaneously administered BLINCYTO that demonstrated an acceptable safety profile and anti-leukemia activity in patients with relapsed/refractory B-cell acute lymphoblastic leukemia. Pharmacokinetic exposures and pharmacodynamic profiles were consistent with those reported for the continuous intravenous infusion regimen of BLINCYTO. The Company will continue to investigate BLINCYTO in earlier lines of treatment and in the subcutaneous route of administration.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2022 FINANCIAL RESULTS

LUMAKRAS/LUMYKRAS
•A Phase 3 study of LUMAKRAS in combination with Vectibix in third-line colorectal cancer continues to enroll patients. Data readout is anticipated in H2 2023.
•The Company continues to explore novel combinations and is advancing a comprehensive global clinical development program in non-small cell lung cancer, colorectal cancer, and other solid tumors to further explore the potential of LUMAKRAS.

Bemarituzumab
•FORTITUDE-101, a Phase 3 study of bemarituzumab, a fibroblast growth factor receptor 2b (FGFR2b) targeting monoclonal antibody, plus chemotherapy in first-line gastric cancer, continues to enroll patients.
•FORTITUDE-102, a Phase 1b/3 study of bemarituzumab plus chemotherapy and nivolumab in first-line gastric cancer, continues to enroll patients in the Phase 3 portion of the study.
•FORTITUDE-103, a Phase 1b study of bemarituzumab plus oral chemotherapy regimens with or without nivolumab in first-line gastric cancer, continues to enroll patients.
•FORTITUDE-201, a Phase 1b study of bemarituzumab monotherapy and in combination with standard-of-care therapy, in squamous NSCLC with FGFR2b overexpression, continues to enroll patients.
•FORTITUDE-301, a Phase 1b/2 basket study of bemarituzumab monotherapy in solid tumors with FGFR2b overexpression, continues to enroll patients.

Tarlatamab (AMG 757)
•DeLLphi-301, a potentially registrational Phase 2 study of tarlatamab, a half-life extended BiTE molecule being studied in heavily pretreated patients with small-cell lung cancer (SCLC), continues to enroll patients. In November, a recommended Phase 2 dose was agreed to with the U.S. Food and Drug Administration. Data readout is anticipated in H2 2023.
•DeLLphi-300, a Phase 1 study of tarlatamab in relapsed/refractory SCLC, continues to enroll patients.
•DeLLphi-302, a Phase 1b study of tarlatamab in combination with AMG 404, an anti-programmed cell death-1 monoclonal antibody, in second-line or later SCLC is ongoing, with data readout anticipated in H2 2023.
•DeLLphi-303, a Phase 1b study of tarlatamab in combination with standard-of-care in first-line SCLC, continues to enroll patients.
•DeLLpro-300, a Phase 1b study of tarlatamab, in de novo or treatment-emergent neuroendocrine prostate cancer, continues to enroll patients.
•The Company plans to initiate a Phase 3 study of tarlatamab in second-line SCLC in H1 2023.

AMG 509
•A Phase 1 dose-escalation/expansion study of AMG 509, a bispecific molecule targeting six-transmembrane epithelial antigen of prostate 1 (STEAP1) in metastatic castrate-resistant prostate cancer (mCRPC) continues to enroll patients. Preliminary data readout is anticipated in H2 2023.

AMG 340
•A Phase 1 dose-escalation study of AMG 340, a lower T-cell affinity BiTE molecule targeting prostate-specific membrane antigen (PSMA), in mCRPC, continues to enroll patients.

AMG 193
•A Phase 1/1b/2 study of AMG 193, a small-molecule methylthioadenosine (MTA)-cooperative protein arginine methyltransferase 5 (PRMT5) molecular glue continues to enroll patients with advanced methylthioadenosine phosphorylase (MTAP)-null solid tumors.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2022 FINANCIAL RESULTS

Biosimilars
•A Phase 3 study to support an interchangeability designation in the U.S. for ABP 654, an investigational biosimilar to STELARA® (ustekinumab) is ongoing, with data readout anticipated in H1 2023.
•A Phase 3 study to support an interchangeability designation in the U.S. for AMJEVITA™ (adalimumab-atto) is ongoing, with data readout anticipated in H1 2023.
•The final analysis from a Phase 3 study evaluating the efficacy and safety of ABP 938, an investigational biosimilar to EYLEA® (aflibercept) compared with EYLEA in patients with neovascular age-related macular degeneration, is expected in H1 2023.

TEZSPIRE is being developed in collaboration with AstraZeneca.
Rocatinlimab, formerly AMG 451 / KHK4083 is being developed in collaboration with KKC.
Ordesekimab formerly AMG 714 and also known as PRV-015 is being developed in collaboration with Provention Bio.
AMG 509 is being developed in collaboration with Xencor.
STELARA is a registered trademark of Janssen Pharmaceutica NV.
EYLEA is a registered trademark of Regeneron Pharmaceuticals, Inc.
SOLIRIS is a registered trademark of Alexion Pharmaceuticals, Inc.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2022 FINANCIAL RESULTS

Non-GAAP Financial Measures
In this news release, management has presented its operating results for the fourth quarters and full years of 2022 and 2021, in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and on a non-GAAP basis. In addition, management has presented its full year 2023 EPS and tax guidance in accordance with GAAP and on a non-GAAP basis. These non-GAAP financial measures are computed by excluding certain items related to acquisitions, divestitures, restructuring and certain other items from the related GAAP financial measures. Beginning January 1, 2022, following industry guidance from the U.S. Securities and Exchange Commission, the Company no longer excludes adjustments for upfront license fees, development milestones and IPR&D expenses of pre-approval programs related to licensing, collaboration and asset acquisition transactions from its non-GAAP financial measures. For purposes of comparability, the non-GAAP financial results for the fourth quarter and full year of 2021 have been updated to reflect this change. Reconciliations for these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the news release. Management has presented Free Cash Flow (FCF), which is a non-GAAP financial measure, for the fourth quarters and full years of 2022 and 2021. FCF is computed by subtracting capital expenditures from operating cash flow, each as determined in accordance with GAAP. Management has presented Total Revenues and Product Sales Adjusted for Foreign Currency Exchange Rate Impact, which is a non-GAAP financial measure, for the fourth quarter and full year of 2022. Total Revenues and Product Sales Adjusted for Foreign Currency Exchange Rate Impact is computed by converting our current period local currency product sales using the prior period foreign currency exchange rates and comparing that to our current period product sales. Management has also presented Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and debt leverage ratio for 2022, both of which are non-GAAP financial measures. EBITDA is computed by adding interest expense, provision for income taxes, and depreciation and amortization expense to GAAP net income. Debt leverage ratio is calculated as the ratio of GAAP total debt to EBITDA.
The Company believes that its presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses certain non-GAAP financial measures to enhance an investor’s overall understanding of the financial performance and prospects for the future of the Company’s ongoing business activities by facilitating comparisons of results of ongoing business operations among current, past and future periods. The Company believes that FCF provides a further measure of the Company’s liquidity. The Company believes Total Revenues and Product Sales Adjusted for Foreign Currency Exchange Rate Impact provides supplementary information on the Company's product sales performance by excluding changes in foreign currency exchange rates between comparative periods. The Company believes its debt leverage ratio provides an important ongoing operating metric as it compares the amount of cash generated by our operations during a given period relative to our debt obligations outstanding for the same period.
The Company uses the non-GAAP financial measures set forth in the news release in connection with its own budgeting and financial planning internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. The non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.
About Amgen
Amgen is committed to unlocking the potential of biology for patients suffering from serious illnesses by discovering, developing, manufacturing and delivering innovative human therapeutics. This approach begins by using tools like advanced human genetics to unravel the complexities of disease and understand the fundamentals of human biology.
Amgen focuses on areas of high unmet medical need and leverages its expertise to strive for solutions that improve health outcomes and dramatically improve people’s lives. A biotechnology pioneer since

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2022 FINANCIAL RESULTS

1980, Amgen has grown to be one of the world’s leading independent biotechnology companies, has reached millions of patients around the world and is developing a pipeline of medicines with breakaway potential.
Amgen is one of the 30 companies that comprise the Dow Jones Industrial Average and is also part of the Nasdaq-100 index. In 2022, Amgen was named one of the "World's Best Employers" by Forbes and one of "America's 100 Most Sustainable Companies" by Barron's.
For more information, visit www.amgen.com and follow us on www.twitter.com/amgen.
Forward-Looking Statements

This news release contains forward-looking statements that are based on the current expectations and beliefs of Amgen. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including any statements on the outcome, benefits and synergies of collaborations, or potential collaborations, with any other company (including BeiGene, Ltd., Kyowa-Kirin Co., Ltd., or any collaboration to manufacture therapeutic antibodies against COVID-19), the performance of Otezla® (apremilast) (including anticipated Otezla sales growth and the timing of non-GAAP EPS accretion), the Five Prime Therapeutics, Inc. acquisition, the Teneobio, Inc. acquisition, the ChemoCentryx, Inc. acquisition, or the proposed acquisition of Horizon Therapeutics plc, as well as estimates of revenues, operating margins, capital expenditures, cash, other financial metrics, expected legal, arbitration, political, regulatory or clinical results or practices, customer and prescriber patterns or practices, reimbursement activities and outcomes, effects of pandemics or other widespread health problems such as the ongoing COVID-19 pandemic on our business, outcomes, progress, and other such estimates and results. Forward-looking statements involve significant risks and uncertainties, including those discussed below and more fully described in the Securities and Exchange Commission reports filed by Amgen, including our most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and current reports on Form 8-K. Unless otherwise noted, Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. Our results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments involving current and future products, sales growth of recently launched products, competition from other products including biosimilars, difficulties or delays in manufacturing our products and global economic conditions. In addition, sales of our products are affected by pricing pressure, political and public scrutiny and reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products, including our devices, after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. In addition, our business may be impacted by the adoption of new tax legislation or exposure to additional tax liabilities. If we fail to meet the compliance obligations in the corporate integrity agreement between us and the U.S. government, we could become subject to significant sanctions. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors, or we may fail to prevail in present and future intellectual property litigation. We perform a substantial amount of our commercial manufacturing activities at a few key facilities, including in Puerto Rico, and also depend on third parties for a portion of our manufacturing activities, and limits on supply may constrain sales of certain of our current products and product candidate development. An outbreak of disease or similar public health threat, such as COVID-19, and the public and governmental effort to mitigate against the spread of such disease, could have a significant adverse effect on the supply of materials for our manufacturing

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2022 FINANCIAL RESULTS

activities, the distribution of our products, the commercialization of our product candidates, and our clinical trial operations, and any such events may have a material adverse effect on our product development, product sales, business and results of operations. We rely on collaborations with third parties for the development of some of our product candidates and for the commercialization and sales of some of our commercial products. In addition, we compete with other companies with respect to many of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates or development of new indications for existing products cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate or development of a new indication for an existing product will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Certain of our distributors, customers and payers have substantial purchasing leverage in their dealings with us. The discovery of significant problems with a product similar to one of our products that implicate an entire class of products could have a material adverse effect on sales of the affected products and on our business and results of operations. Our efforts to collaborate with or acquire other companies, products or technology, and to integrate the operations of companies or to support the products or technology we have acquired, may not be successful. A breakdown, cyberattack or information security breach of our information technology systems could compromise the confidentiality, integrity and availability of our systems and our data. Our stock price is volatile and may be affected by a number of events. Our business and operations may be negatively affected by the failure, or perceived failure, of achieving our environmental, social and governance objectives. The effects of global climate change and related natural disasters could negatively affect our business and operations. Global economic conditions may magnify certain risks that affect our business. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock. We may not be able to access the capital and credit markets on terms that are favorable to us, or at all.

###

CONTACT: Amgen, Thousand Oaks
Jessica Akopyan, 805-440-5721 (media)
Arvind Sood, 805-447-1060 (investors)

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2022 FINANCIAL RESULTS

Amgen Inc.
Consolidated Statements of Income - GAAP
(In millions, except per-share data)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2022	2021	2022	2021
Revenues:
Product sales	$6,552	$6,271	$24,801	$24,297
Other revenues	287	575	1,522	1,682
Total revenues	6,839	6,846	26,323	25,979

Operating expenses:
Cost of sales	1,747	1,718	6,406	6,454
Research and development	1,324	1,348	4,434	4,819
Acquired in-process research and development	—	—	—	1,505
Selling, general and administrative	1,572	1,425	5,414	5,368
Other	(34)	51	503	194
Total operating expenses	4,609	4,542	16,757	18,340

Operating income	2,230	2,304	9,566	7,639

Other income (expense):
Interest expense, net	(415)	(335)	(1,406)	(1,197)
Other (expense) income, net	(67)	162	(814)	259

Income before income taxes	1,748	2,131	7,346	6,701

Provision for income taxes	132	232	794	808

Net income	$1,616	$1,899	$6,552	$5,893

Earnings per share:
Basic	$3.02	$3.38	$12.18	$10.34
Diluted	$3.00	$3.36	$12.11	$10.28

Weighted-average shares used in calculation of earnings per share:
Basic	535	562	538	570
Diluted	539	565	541	573

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2022 FINANCIAL RESULTS

Amgen Inc.
Consolidated Balance Sheets - GAAP
(In millions)

	December 31,	December 31,
	2022	2021
	(Unaudited)
Assets
Current assets:
Cash, cash equivalents and marketable securities	$9,305	$8,037
Trade receivables, net	5,563	4,895
Inventories	4,930	4,086
Other current assets	2,388	2,367
Total current assets	22,186	19,385

Property, plant and equipment, net	5,427	5,184
Intangible assets, net	16,080	15,182
Goodwill	15,529	14,890
Other noncurrent assets	5,899	6,524
Total assets	$65,121	$61,165

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$14,096	$12,097
Current portion of long-term debt	1,591	87
Total current liabilities	15,687	12,184

Long-term debt	37,354	33,222
Long-term tax liabilities	5,757	6,594
Other noncurrent liabilities	2,662	2,465
Total stockholders’ equity	3,661	6,700
Total liabilities and stockholders’ equity	$65,121	$61,165

Shares outstanding	534	558

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2022 FINANCIAL RESULTS

Amgen Inc.
GAAP to Non-GAAP Reconciliations
(Dollars in millions)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2022	2021	2022	2021
GAAP cost of sales	$1,747	$1,718	$6,406	$6,454
Adjustments to cost of sales:
Acquisition-related expenses (a)	(676)	(616)	(2,455)	(2,443)
Other	—	(6)	—	(17)
Total adjustments to cost of sales	(676)	(622)	(2,455)	(2,460)
Non-GAAP cost of sales	$1,071	$1,096	$3,951	$3,994

GAAP cost of sales as a percentage of product sales	26.7%	27.4%	25.8%	26.6%
Acquisition-related expenses (a)	(10.4)	(9.8)	(9.9)	(10.1)
Other	0.0	(0.1)	0.0	(0.1)
Non-GAAP cost of sales as a percentage of product sales	16.3%	17.5%	15.9%	16.4%

GAAP research and development expenses	$1,324	$1,348	$4,434	$4,819
Adjustments to research and development expenses:
Acquisition-related expenses (a)	(33)	(29)	(93)	(123)
Non-GAAP research and development expenses	$1,291	$1,319	$4,341	$4,696

GAAP research and development expenses as a percentage of product sales	20.2%	21.5%	17.9%	19.8%
Acquisition-related expenses (a)	(0.5)	(0.5)	(0.4)	(0.5)
Non-GAAP research and development expenses as a percentage of product sales	19.7%	21.0%	17.5%	19.3%

GAAP selling, general and administrative expenses	$1,572	$1,425	$5,414	$5,368
Adjustments to selling, general and administrative expenses:
Acquisition-related expenses (a)	(104)	(20)	(144)	(87)
Other	—	29	—	(16)
Total adjustments to selling, general and administrative expenses	(104)	9	(144)	(103)
Non-GAAP selling, general and administrative expenses	$1,468	$1,434	$5,270	$5,265

GAAP selling, general and administrative expenses as a percentage of product sales	24.0%	22.7%	21.8%	22.1%
Acquisition-related expenses (a)	(1.6)	(0.3)	(0.6)	(0.4)
Other	0.0	0.5	0.0	0.0
Non-GAAP selling, general and administrative expenses as a percentage of product sales	22.4%	22.9%	21.2%	21.7%

GAAP operating expenses	$4,609	$4,542	$16,757	$18,340
Adjustments to operating expenses:
Adjustments to cost of sales	(676)	(622)	(2,455)	(2,460)
Adjustments to research and development expenses	(33)	(29)	(93)	(123)
Adjustments to selling, general and administrative expenses	(104)	9	(144)	(103)
Certain charges pursuant to our cost savings initiatives	1	(1)	8	(130)
Certain other expenses (b)	33	(50)	(511)	(64)
Total adjustments to operating expenses	(779)	(693)	(3,195)	(2,880)
Non-GAAP operating expenses	$3,830	$3,849	$13,562	$15,460

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2022 FINANCIAL RESULTS

	Three months ended December 31,		Twelve months ended December 31,
	2022	2021	2022	2021
GAAP operating income	$2,230	$2,304	$9,566	$7,639
Adjustments to operating expenses	779	693	3,195	2,880
Non-GAAP operating income	$3,009	$2,997	$12,761	$10,519

GAAP operating income as a percentage of product sales	34.0%	36.7%	38.6%	31.4%
Adjustments to cost of sales	10.4	9.9	9.9	10.2
Adjustments to research and development expenses	0.5	0.5	0.4	0.5
Adjustments to selling, general and administrative expenses	1.6	(0.2)	0.6	0.4
Certain charges pursuant to our cost savings initiatives	0.0	0.0	0.0	0.5
Certain other expenses (b)	(0.6)	0.9	2.0	0.3
Non-GAAP operating income as a percentage of product sales	45.9%	47.8%	51.5%	43.3%

GAAP interest expense, net	$(415)	$(335)	$(1,406)	$(1,197)
Adjustments to interest expense, net:
Acquisition-related interest expense (c)	5	—	5	—
Non-GAAP interest expense, net	$(410)	$(335)	$(1,401)	(1,197)

GAAP other (expense) income, net	$(67)	$162	$(814)	$259
Adjustments to other (expense) income, net:
Equity method investment basis difference amortization	49	45	192	173
Net (gains)/losses from equity investments	(39)	(86)	362	(421)
Total adjustments to other (expense) income, net	10	(41)	554	(248)
Non-GAAP other (expense) income, net	$(57)	$121	$(260)	11

GAAP income before income taxes	$1,748	$2,131	$7,346	$6,701
Adjustments to income before income taxes:
Adjustments to operating expenses	779	693	3,195	2,880
Adjustments to interest expense, net	5	—	5	—
Adjustments to other (expense) income, net	10	(41)	554	(248)
Total adjustments to income before income taxes	794	652	3,754	2,632
Non-GAAP income before income taxes	$2,542	$2,783	$11,100	$9,333

GAAP provision for income taxes	$132	$232	$794	$808
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (d)	163	78	690	544
Other income tax adjustments (c)	45	(14)	46	3
Total adjustments to provision for income taxes	208	64	736	547
Non-GAAP provision for income taxes	$340	$296	$1,530	$1,355

GAAP tax as a percentage of income before taxes	7.6%	10.9%	10.8%	12.1%
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (d)	4.0	0.2	2.6	2.4
Other income tax adjustments (c)	1.8	(0.5)	0.4	0.0
Total adjustments to provision for income taxes	5.8	(0.3)	3.0	2.4
Non-GAAP tax as a percentage of income before taxes	13.4%	10.6%	13.8%	14.5%

GAAP net income	$1,616	$1,899	$6,552	$5,893
Adjustments to net income:
Adjustments to income before income taxes, net of the income tax effect	631	574	3,064	2,088
Other income tax adjustments (c)	(45)	14	(46)	(3)
Total adjustments to net income	586	588	3,018	2,085
Non-GAAP net income	$2,202	$2,487	$9,570	$7,978

Note: Numbers may not add due to rounding

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2022 FINANCIAL RESULTS

Amgen Inc.
GAAP to Non-GAAP Reconciliations
(In millions, except per-share data)
(Unaudited)

The following table presents the computations for GAAP and non-GAAP diluted earnings per share:

	Three months ended December 31, 2022		Three months ended December 31, 2021
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income	$1,616	$2,202	$1,899	$2,487

Weighted-average shares for diluted EPS	539	539	565	565

Diluted EPS	$3.00	$4.09	$3.36	$4.40

	Twelve months ended December 31, 2022		Twelve months ended December 31, 2021
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income	$6,552	$9,570	$5,893	$7,978

Weighted-average shares for diluted EPS	541	541	573	573

Diluted EPS	$12.11	$17.69	$10.28	$13.92

(a)	The adjustments related primarily to noncash amortization of intangible assets from business acquisitions.

(b)	For the three months ended December 31, 2022, the adjustments related primarily to the change in fair values of contingent consideration liabilities. For the twelve months ended December 31, 2022, the adjustments related primarily to cumulative foreign currency translation adjustments from a nonstrategic divestiture. For the three and twelve months ended December 31, 2021, the adjustments related primarily to the change in fair values of contingent consideration liabilities.

(c)	The adjustments related to certain acquisition items, prior period and other items excluded from GAAP earnings.

(d)	The tax effect of the adjustments between our GAAP and non-GAAP results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, this results in a tax impact at the U.S. marginal tax rate for certain adjustments, including the majority of amortization of intangible assets, whereas the tax impact of other adjustments, including restructuring initiatives, depends on whether the amounts are deductible in the respective tax jurisdictions and the applicable tax rate(s) in those jurisdictions. Due to these factors, the effective tax rate for the adjustments to our GAAP income before income taxes, for the three and twelve months ended December 31, 2022, were 20.5% and 18.4%, respectively, compared to 12.0% and 20.7% for the corresponding period of the prior year.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2022 FINANCIAL RESULTS

Amgen Inc.
Reconciliations of Cash Flows
(In millions)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2022	2021	2022	2021
Net cash provided by operating activities	$2,649	$2,808	$9,721	$9,261
Net cash (used in) provided by investing activities	(3,473)	(230)	(6,044)	733
Net cash used in financing activities	(1,049)	(6,558)	(4,037)	(8,271)
(Decrease) increase in cash and cash equivalents	(1,873)	(3,980)	(360)	1,723
Cash and cash equivalents at beginning of period	9,502	11,969	7,989	6,266
Cash and cash equivalents at end of period	$7,629	$7,989	$7,629	$7,989

	Three months ended December 31,		Twelve months ended December 31,
	2022	2021	2022	2021
Net cash provided by operating activities	$2,649	$2,808	$9,721	$9,261
Capital expenditures	(340)	(287)	(936)	(880)
Free cash flow	$2,309	$2,521	$8,785	$8,381

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2022 FINANCIAL RESULTS

Amgen Inc.
Reconciliation of Total Revenues and Product Sales Adjusted for Foreign Currency Exchange Rate Impact
(Dollars in millions)
(Unaudited)

	Three months ended December 31,
	2022	2021	Change	FX impact $ (a)	Three months ended December 31, 2022 excluding FX	FX impact % (a)	Change excluding FX
Product Sales	$6,552	$6,271	4%	$(155)	$6,707	(2%)	7%
Total Revenues	$6,839	$6,846	—%	$(155)	$6,994	(2%)	2%

	Twelve months ended December 31,
	2022	2021	Change	FX impact $ (a)	Twelve months ended December 31, 2022 excluding FX	FX impact % (a)	Change excluding FX
Product Sales	$24,801	$24,297	2%	$(548)	$25,349	(2%)	4%
Total Revenues	$26,323	$25,979	1%	$(548)	$26,871	(2%)	3%

(a)	Foreign currency impact was calculated by converting our current period local currency Product sales using the prior period foreign currency exchange rates and comparing that to our current period Product sales.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2022 FINANCIAL RESULTS

Amgen Inc.
Reconciliation of GAAP Net Income to EBITDA and Debt Leverage Ratio Calculation
(Dollars in millions)
(Unaudited)

Twelve months ended December 31, 2022

GAAP Net Income	$6,552
Depreciation and amortization	3,417
Interest expense, net	1,406
Provision for income taxes	794
EBITDA	$12,169

As of December 31, 2022

Current portion of long-term debt	$1,591
Long-term debt	37,354
Total Debt	$38,945

As of December 31, 2022

Total Debt	$38,945
EBITDA	$12,169
Debt leverage ratio	3.2

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2022 FINANCIAL RESULTS

Amgen Inc.
Reconciliation of GAAP EPS Guidance to Non-GAAP
EPS Guidance for the Year Ending December 31, 2023
(Unaudited)

GAAP diluted EPS guidance	$13.16	—	$14.41
Known adjustments to arrive at non-GAAP*:
Acquisition-related expenses (a)	4.19	—	4.24
Non-GAAP diluted EPS guidance	$17.40	—	$18.60

* The known adjustments are presented net of their related tax impact, which amount to approximately $1.15 per share.

(a) The adjustments relate primarily to noncash amortization of intangible assets acquired in business acquisitions.

Our GAAP diluted EPS guidance does not include the effect of GAAP adjustments triggered by events that may occur subsequent to this press release such as acquisitions, including any impact of the proposed Horizon Therapeutics plc acquisition, divestitures, asset impairments, litigation, changes in fair value of our contingent consideration obligations and changes in fair value of our equity investments.

Reconciliation of GAAP Tax Rate Guidance to Non-GAAP
Tax Rate Guidance for the Year Ending December 31, 2023
(Unaudited)

GAAP tax rate guidance	17.0%	—	18.5%
Tax rate of known adjustments discussed above	0.5%	—	1.0%
Non-GAAP tax rate guidance	18.0%	—	19.0%